MASTER NOTE

                                                   Chattanooga, Tennessee
                                                   June 6, 1998

FOR VALUE RECEIVED, the undersigned (jointly and severally, if more than one) promise(s) to pay to the order of First Tennessee Bank National Association (hereinafter referred to as the "Bank") at any lending office in the state mentioned above or at such other place as the holder hereof may designate in writing, in current local funds, the sum of up to Two Hundred Thousand Dollars ($200,000.00), or so much thereof as may be advanced hereunder prior to maturity, together with interest on the unpaid principal balance from day-to-day remaining, computed from the day of advance until maturity at the following rate:

     ___       FIXED RATE:  _________% per annum.

     _X_ VARIABLE RATE: A variable rate per annum ("Variable Rate") which shall be equal to the lesser of (a) the maximum rate of interest ("Maximum Rate") which Bank may lawfully charge, or
               (b) a rate which is 0% per annum higher than the base commercial rate of interest ("Base Rate") established from time to time by Bank. Each change in the Variable Rate which results from a change in the Maximum Rate shall become effective, without notice to the undersigned, on the same date that the Maximum Rate changes. Each change in the Variable Rate which results from a change in the Base Rate shall become effective, without notice to the undersigned, on __X__ the same date that the Base Rate changes; ____ the first day of the calendar month following any change in the Base Rate; ____ the first day of the calendar quarter following any change in the Base Rate; ____ other
               ___________________________________________________________.
               The Base Rate is one of several interest rate indices employed by the Bank. The undersigned acknowledge(s) that the Bank has made, and may hereafter make, loans bearing interest at rates which are higher or lower than the Base Rate.

     Such principal and interest shall be payable as shown below:

     _X_ SINGLE PRINCIPAL PAYMENT: One single principal payment of the balance, due on August 15, 1998 plus interest payable
               _X_       at maturity.
               ___       beginning ______________________________, 19_____ and
                         continuing on the same day of each successive ____
                         monthly or ____ quarterly calendar period, except that
                         the final interest installment shall be payable on the
                         date the principal is due.
     ___       OTHER: ________________________________________________________
               _______________________________________________________________
     SECURITY:  Except as otherwise provided herein, as of the date hereof;

     ___       This Note is secured by a mortgage(s) or deed(s) of trust dated
               _________________________________________________________

     ___       This Note is secured by a security agreement(s) dated: ________
               _______________________________________________________________

     COMMITMENT FEE: The undersigned agrees to pay an annual loan fee of $0.00, due and payable at the time of execution of this Note, and each year thereafter on the anniversary date thereof.

OTHER TERMS AND CONDITIONS: Unless otherwise provided herein, all payments shall be applied first to pay the accrued interest to date on the unpaid balance and next to the unpaid principal of the indebtedness.


THE UNDERSIGNED JOINTLY AND SEVERALLY WAIVE(S) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY
BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT.   THE
UNDERSIGNED AGREE(S) THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                    UNITY NATIONAL BANK (IN ORGANIZATION)


/s/ Dona W. Knowles                           /s/ Michael L. McPherson
Dona W. Knowles, Vice President               Michael L. McPherson, President



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